Exhibit 99.1

Contact: Les Nelson Director – Investor Relations (309) 347-9709

Aventine Net Income Increases

Record Production Achieved In Quarter

•                  Net income for Q1’07 was $14.9 million, versus $12.2 million in Q1’06

•                  Fully diluted EPS was $0.35 per share

•                  Gallons produced increased by 39% over Q4’06

•                  Company issued $300 million in fixed-rate, unsecured notes

•                  Company established a new five-year, $200 million secured revolving credit facility

PEKIN, IL, (May 1, 2007) – Aventine Renewable Energy Holdings, Inc. (NYSE: AVR), a leading producer, marketer and end-to-end provider of clean renewable energy, today announced that its net income for the first quarter of 2007 increased more than 22% over the same period a year ago.

Ron Miller, Aventine’s President and Chief Executive Officer said, “We are pleased that we were able to achieve both increased earnings and improved operating performance in a difficult and volatile commodity environment.  Net income increased 22% year over year.  Ethanol production in the quarter was a record 48.9 million gallons, up from 35.3 million gallons in Q4’06 and 36.7 million gallons in Q1’06.  As a result of the increase in production from our new Pekin dry mill, our own equity production became a greater proportion of the total ethanol gallons sourced, which helped improve gross margins.  More normal operations and the increase in production capacity resulted in conversion costs declining to $0.55 per gallon in the quarter from $0.65 in Q4’06.  Our corn costs during Q1’07 averaged $3.58 per bushel, significantly higher than our Q4’06 cost of $2.90 per bushel, but well below the Chicago Board of Trade (“CBOT”) average of $4.03 per bushel in the first quarter of 2007.  Also, we successfully issued $300 million in fixed-rate, unsecured notes, as well as established a new $200 million secured revolving credit facility.  These financings were completed on favorable terms.  With the proceeds from the note offering, cash on hand and cash generated from operations, we can comfortably complete the first 226 million gallons of our expansion plans.”

First Quarter 2007 Financial Highlights

Revenue in Q1’07 increased 1.8% over Q4’06.  Revenue totaled $436.7 million in Q1’07.  The increase in revenue was principally the result of an increase in co-product revenue.  Co-product revenue totaled $23.1 million in Q1’07, up from $14.5 million in Q4’06.  Total gallons sold were flat at 193.2 million gallons in Q1’07, versus 193.9 million gallons in Q4’06.  The average gross sales price of ethanol in Q1’07 was $2.10 per gallon, down slightly from $2.12 per gallon in Q4’06.  During the first quarter of 2007, we added approximately 11.9 million gallons of ethanol to inventory.  The average inventory cost at the end of the first quarter of 2007 of $1.91 was the same as at the end of Q4’06.

Gallons sold in Q1’07 totaled 193.2 million gallons, as compared to 193.9 million gallons in Q4’06.  In the first quarter of 2007, we produced 48.9 million gallons, purchased 134.7 million gallons from our marketing alliance partners, purchased 21.5 million gallons from unaffiliated producers and marketers and increased inventory by 11.9 million gallons.  Equity production increased in Q1’07 over Q4’06 by approximately 39% as a result of the new Pekin dry mill having started production.  The new 57 million gallon Pekin dry mill facility began full operations at nameplate capacity in mid-January 2007.

Corn costs in the first quarter of 2007 continued to increase.  As a result of our forward purchases, average corn costs were $3.58 per bushel in Q1’07, up from $2.90 per bushel in Q4’06.  While our corn costs increased in Q1’07, they continued to be well below the CBOT average daily closing price of $4.03 per bushel in the first quarter of 2007.

Co-product revenue for Q1’07 totaled $23.1 million, an increase of $8.6 million or 59.3%, from the Q4’06 total of $14.5 million.  Co-product returns, as a percentage of the price of corn, were 35.7% during the first quarter of 2007.  Co-product revenue increased during the first quarter of 2007 principally from higher average selling prices and, to a lesser extent, from an increase in co-product tonnage sold as a result of the dried distillers grain produced from the new dry mill production.  In Q1’07, we sold 267.1 thousand tons, versus 242.5 thousand tons in Q4’06.

Conversion costs in the quarter were positively affected by the increase in production, and by a reduction in spending required on maintenance and repair items.  On a cost per gallon produced basis, conversion costs in Q1’07 were $0.55 per gallon, as compared to $0.65 per gallon in Q4’06.

Depreciation expense increased from $1.0 million in Q4’06 to $2.9 million in Q1’07 as a result of the new Pekin dry mill starting production.

SG&A expenses were $9.6 million in Q1’07 as compared to $7.3 million in Q4’06.  The increase in SG&A expenses as compared to Q4’06 includes increased expenditures related to the following:  legal fees primarily associated with our capacity expansion efforts, bonus accruals, and expenses related to certain business taxes and fees.

Other non-operating income for the first quarter of 2007 includes $3.9 million of realized and unrealized gains on corn derivative contracts, including the effect of marking to market derivative contracts, versus losses in the fourth quarter of 2006 of $1.1 million.  Other non-operating income is impacted by the CBOT prices for derivative contracts.  Such prices decreased at the end of Q1’07, after the UDSA released its planting intentions report, thereby generating income on our outstanding derivative contracts positions held at that date.

The income tax rate for the first quarter of 2007 was 36.1% versus a rate of 27.8% in the fourth quarter of 2006.  The lower rate in the fourth quarter of 2006 resulted from a change in estimate related to the state tax rate used for 2006 in order to more accurately reflect state income tax rates being incurred.  The income tax rate for Q1’07 also includes a component for interest expense related to our uncertain tax positions as required by FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109, which was adopted by the Company effective January 1, 2007.

Operational Highlights

The Company’s new 57 million gallon dry mill facility reached nameplate production capacity in mid-January, resulting in a significant increase in equity gallons produced during the quarter.  This pre-funded expansion was completed at a cost of approximately $1.22 per gallon.

The Company completed a private placement of $300 million in unsecured notes in late March.  These 10-year notes have a fixed interest rate of 10%.  The proceeds are expected to be used for capacity expansion.

The Company also closed on a new five-year secured revolving credit facility.  The revolving credit facility has an initial borrowing limit of $200 million, subject to collateral availability, with an accordion feature which would allow it to increase, under certain circumstances, to $300 million.  Under the credit facility, borrowings generally bear interest at LIBOR plus a margin of between 1.25% to 1.75%, depending on the average availability.

During the first quarter of 2007, we spent approximately $12.4 million on capital projects.  Of this amount, $2.7 million was spent on maintenance and regulatory projects, while the remainder was spent on expansion projects, including remaining expenditures for the new Pekin II dry mill and for site work for the Mount Vernon and Aurora West projects.

In March, we signed a $102 million contract with Delta-T Corporation for the purchase of long lead-time equipment for the Mount Vernon and Aurora West facilities.  We also signed a $12 million contract with Kiewit Energy Company for initial site work at Aurora West.  We expect to have the engineering, procurement and construction contracts for these facilities executed shortly, and expect to begin construction of 113 million gallon plants at each of Mount Vernon, Indiana and in Aurora, Nebraska this summer.

During the first quarter of 2007, we signed seven new alliance partner agreements with planned projects totaling 656 million gallons of production capacity when all projects are completed.  The new alliance partner agreements include the two new plants associated with an affiliate of Sir Richard Branson’s Virgin Group and Bioverda International Holdings Limited (Indiana Bio-Energy and Ethanol Grain Processors), two new proposed Panda Energy plants (Yuma, Colorado and Haskell County, Kansas), two new proposed E Energy plants (Auburn, Nebraska and Broken Bow, Nebraska), and a new proposed ethanol plant in Dadeville, Alabama.

As of April 1, 2007, VeraSun Energy Corporation is no longer part of Aventine’s marketing alliance.  In Q2’07, we expect two new marketing alliance partner plants to begin producing ethanol, adding approximately 74 million gallons of ethanol annually to our existing marketing alliance volume.  After taking into consideration the departure of VeraSun from our marketing alliance, the marketing alliance contracts we have signed to date, and assuming that all marketing alliance partners complete their projects, we will have almost 1.7 billion gallons of ethanol annually being produced by our marketing alliance partners.

In March, we announced that we had entered the biodiesel marketing business.  We have begun to set up a marketing program for biodiesel similar to how we currently market ethanol.  We shipped biodiesel to customers in Q1’07.  While in its infancy right now, we expect to grow our biodiesel program as we have our ethanol program.

During the first quarter of 2007, the Company did not repurchase any shares if its common stock under the Company’s stock repurchase program approved by the Board of Directors in October 2006.  The amount remaining under the authorization to repurchase stock is approximately $48.8 million.

First Quarter Conference Call

The Company will hold a conference call at 8:00 am central time (9:00 am eastern time) on Wednesday, May 2, 2007 to discuss the contents of this press release.  Dial in to the conference call at (800) 435-1261 (U.S.) or (617) 614-4076 (International), access code: 68138805, ten minutes prior to the scheduled start time.  A link to the broadcast can be found on the Company’s website at www.aventinerei.com in the Investor Relations section under the “Conference Calls” link.  If you are unable to participate at this time, a replay will be available through June 2, 2007 on this website or by dialing (888) 286-8010 (U.S.) or (617) 801-6888 (International), access code:  24218246.  Should you have any problems accessing the call or the replay, please contact the Company at (309) 347-9709.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call.  This includes a reconciliation of net income to adjusted earnings before interest, taxes, depreciation and amortization.  This press release, including these financial details, is now available on the Aventine website at www.aventinerei.com in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer, marketer and end-to-end distributor of ethanol to many leading energy companies in the United States.  Aventine is also a marketer and distributor of biodiesel.  In addition to ethanol, Aventine also produces distillers grains, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•                              National, state or local energy policy;

•                              Federal ethanol tax incentives;

•                              Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol;

•                              State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;

•                              Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol and petroleum refining industries;

•                  Total United States consumption of gasoline;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas;

•                  Labor relations;

•                  Fluctuations in petroleum prices;

•                  The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;

•                  Aventine’s or its employees’ failure to comply with applicable laws and regulations;

•                  Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;

•                  Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;

•                  Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;

•                  Aventine’s ability to retain key employees;

•                  Liability resulting from actual or potential future litigation;

•                  Competition;

•                  Plant shutdowns or disruptions at our plant or plants whose products we market;

•                  Availability of rail cars and barges;

•                  Renewal of alliance partner contracts;

•                  Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and

•                  Fluctuations in earnings resulting from increases or decreases in the value of ethanol inventory

Tables to follow -

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three months ended
(In thousands except per share amounts)	3/31/07	12/31/06	3/31/06

Net sales	$436,662	$428,942	$313,520
Cost of goods sold	408,247	405,476	282,925
Gross profit	28,415	23,466	30,595
Selling, general and administrative expenses	9,598	7,306	6,266
Other expense (income)	(164)	(2,167)	(265)
Operating income	18,981	18,327	24,594
Other income (expense):
Interest income	1,368	1,438	655
Interest expense	(336)	—	(4,365)
Loss on early extinguishment of debt	—	(150)	—
Other non-operating income (expense)	3,869	(1,148)	555
Minority interest	(518)	(774)	(1,266)
Income before income taxes	23,364	17,693	20,173
Income tax expense	8,424	4,920	7,986
Net income	14,940	12,773	$12,187

Per share data:
Income per common share – basic:	$0.36	$0.31	$0.35
Basic weighted average number of common shares	41,811	41,804	34,684

Income per common share – diluted:	$0.35	$0.30	$0.34
Diluted weighted average number of common and common equivalent shares	42,458	42,813	36,019

Gallons by source:
Gallons produced	48,907	35,280	36,676
Gallons purchased from alliance partners	134,709	127,823	120,612
Gallons purchased from non-affiliated producers	21,528	18,795	14,424
Inventory (increase) decrease	(11,956)	12,020	(6,859)
Total gallons sold	193,188	193,918	164,853

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	March 31, 2007 (Unaudited)	March 31, 2006 (Unaudited)	December 31, 2006

Assets
Cash and cash equivalents	$281,120	$10,153	$29,791
Short-term investments	144,750	—	98,925
Accounts receivable, net	58,175	44,218	79,729
Inventory	93,659	71,058	67,051
Income taxes receivable	1,044	—	6,446
Other current assets	7,611	1,728	4,549
Property, plant and equipment, net	125,112	54,826	115,645
Restricted cash for plant expansion	—	47,285	—
Net deferred tax assets	2,816	—	—
Other assets	14,070	8,711	6,000
Total assets	$728,357	$237,979	$408,136
Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and other accrued expenses	$83,521	$62,328	$83,244
Long-term debt	300,000	160,000	—
Minority interest	10,307	9,725	10,221
Net deferred tax liabilities	—	6,548	6,104
Other long-term liabilities	13,466	6,537	4,404
Total liabilities	407,294	245,138	103,973
Stockholders’ equity (deficit)	321,063	(7,159)	304,163
Total liabilities and stockholders’ equity (deficit)	$728,357	$237,979	$408,136

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(In thousands)	2007	2006

Operating Activities
Net income	$14,940	$12,187
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,950	1,380
Deferred income taxes	645	(155)
Stock based compensation expense	1,594	1,308
Minority interest	518	1,266
Other	248	(195)
Net changes in operating assets and liabilities	(2,940)	(7,719)
Net cash provided by operating activities	17,955	8,072

Investing Activities
Additions to property, plant and equipment	(12,418)	(13,016)
Increase in restricted cash for investing activities	—	(597)
Use of restricted cash for plant expansion	—	13,674
Investment in short-term securities	(45,825)	—
Net cash provided by (used for) investing activities	(58,243)	61

Financing Activities

Proceeds from the issuance of senior unsecured notes	300,000	—
Payment of debt issuance costs	(8,070)	—
Net repayments on revolving credit facilities	—	(1,514)
Proceeds from stock option exercises	173	—
Tax benefit from stock option exercises	(54)	—
Distributions to minority shareholders	(432)	(216)
Net cash provided by (used for) financing activities	291,617	(1,730)
Net increase in cash and cash equivalents	251,329	6,403
Cash and cash equivalents at beginning of period	29,791	3,750
Cash and cash equivalents at end of period	$281,120	$10,153

This press release contains, and our conference call will include, references to unaudited adjusted earnings before interest, taxes depreciation and amortization (EBITDA), a non-GAAP financial measure.  We have adjusted EBITDA to reflect the non-cash or non-recurring nature of some charges.  The following table provides a reconciliation of net income to adjusted EBITDA.  Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes.  Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.

	Three Months Ended
(In thousands) (Unaudited)	3/31/07	12/31/06	3/31/06

Net income	$14,940	$12,773	$12,187
Depreciation	2,950	1,027	1,046
Non-cash stock-based compensation expense	1,594	1,414	1,308
Minority interest	518	774	1,266
Interest expense	336	—	4,365
Loss on early extinguishment of debt	—	150	—
Interest income	(1,368)	(1,438)	(655)
Income tax expense	8,424	4,920	7,986
Adjusted earnings before interest, taxes, depreciation and amortization	$27,394	$19,620	$27,503

	Three Months Ended
	3/31/07		12/31/06	3/31/06

Ethanol revenue per gallon sold	$2.10		$2.12	$1.79

Corn cost per bushel	$3.58		$2.90	$2.12
Yield (gallons per bushel) (1)	2.70		2.63	2.66
Bushels consumed (in millions)	18.1		13.4	13.8
Co-product return% (2)	35.7	%(4)	37.3%	50.7%

Commodity spread (per gallon) (3)	$1.25		$1.42	$1.40
Conversion cost per gallon produced	$0.55		$0.65	$0.55
Freight/distribution cost per gallon sold	$0.16		$0.16	$0.13

Inventory value per gallon	$1.91		$1.91	$1.58
Inventory gallons (in millions)	41.9		30.0	38.4

(1)          Yield equals gallons produced divided by bushels consumed

(2)          Co-product return percentage equals co-product quarterly revenue divided by quarterly gross corn cost

(3)          Commodity spread equals average gross ethanol sales price per gallon sold less net corn cost

(4)          This percentage includes the effects of the new 57 million gallon Pekin dry mill.  The co-product return percentage without the Pekin dry mill would have been 37%.

Cost of Goods Sold Breakout

	Three Months Ended
(In millions)	3/31/07	12/31/06	3/31/06

Gross corn costs	$64.7	$38.9	$29.2
Conversion costs	27.0	23.0	20.3
Depreciation	2.9	1.0	1.0
Freight/distribution costs	30.2	30.7	20.8
Inventory change
Volume (1)	(22.7)	23.3	(10.2)
Price (2)	—	0.9	(3.1)
Other (3)	(1.0)	0.3	(0.3)
Total inventory change	(23.7)	24.5	(13.6)

Purchased ethanol and pass through taxes	307.1	287.4	225.2
Total cost of goods sold	$408.2	$405.5	$282.9

(1)          Volume = change in volume x previous quarters price

(2)          Price = change in price x current quarter volume

(3)          Other is made up of changes in co-product inventory and adjustment entries related to the timing of product unloading